EX-4.3
                            CERTIFICATE  OF  AMENDMENT
                                       OF
                         ARTICLES  OF  INCORPORATION

                     RAMEX  SYNFUELS  INTERNATIONAL,  INC.

     Ramex Synfuels International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada, by its undersigned officers, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors and Stockholders of Ramex Synfuels International, Inc., (the "Corporation"), pursuant to Sections 78.385 and 78.390 of the General Corporation Law of the State of Nevada, approved the amendment of
Article IV - STOCK of the Articles of Incorporation of the Corporation, whereby:

a) The aggregate number of shares issued and outstanding was reduced on a one (1) share for ten (10) share basis in a reverse Split.

b) That the par value of the common stock of the Corporation was increased from .001 per share to .01 per share.

c) That the corporation shall be authorized to issue One Hundred Twenty-five million (125,000,000) capital shares. Each share shall have equal voting rights in the event of dissolution or liquidation

SECOND: That said amendments were duly adopted by the affirmative vote of the holders of 77,405,202 shares of the corporation's common stock in person and by proxy representing a majority of all shares of common stock of the corporation at the annual meeting of the shareholders of the corporation pursuant to Section 78.390 of the General Corporation Law of the State of Nevada, and that no greater proportion of the voting power of the corporation was required to approve such amendments.

THIRD: That the number of outstanding shares of the Corporation was reduced from 124,534,155 to 12,453,416 and the authorized capital shares of the corporation from 125,000,000 to 12,500,000 with a par value of .01 per share. The authorized capital shares of Corporation were then increased to 125,000,000 with a par value of .01.

     IN  WITNESS  WHEREOF,  RAMEX  SYNFUELS  INTERNATIONAL, INC. has caused this
certificate  to  be  signed  by  the  President  and Secretary this   3rd day of
November,  1994.

Respectfully  submitted,

Kerry  L.  Weger,  Secretary
Maynard  M.  Moe,  President

STATE  OF  INDIANA
COUNTY  OF  MONROE

     The undersigned being first duly sworn, deposes and states: that the undersigned is the Secretary of Ramex Synfuels International, Inc., that the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the amendment duly adopted by the stockholders of the Corporation.


Kerry  L.  Weger,  Secretary

STATE  OF  INDIANA
COUNTY  OF  MONROE

     Before me, the undersigned, a Notary Public, in and for said County and State, this 3rd day of November, 1994, personally appeared Kerry L. Weger, and acknowledged the execution of the foregoing instrument.

     In  Witness  Whereof,  I  have  hereunto  set  my  hand  and  seal.


/s/  Kimberly  E.  Strain
--------------------------
Notary  Public

Kimberly  E.  Strain
---------------------
Printed  Name

My  Commission  Expires:          A  resident  of     Monroe  County,  Indiana


STATE  OF  WASHINGTON
COUNTY  OF  SPOKANE

     Before me, the undersigned, a Notary Public, in and for said County arid State, this 4th day of November, 1994, personally appeared Maynard M. Moe, and acknowledged the execution of the foregoing instrument.

     In  Witness  Whereof,  I  have  hereunto  set  my  hand  and  seal.

/s/  Holli  L.  Beck
---------------------
Notary  Public

Holli  L.  Beck
----------------
Printed  Name

My  Commission  Expires:         A  resident  of  Spokane  County,
December  9,  1997               Washington






















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